NEWS
RELEASE

2005-02

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS 2004 FOURTH QUARTER AND YEAR END RESULTS

HOUSTON, TEXAS, February 23, 2005 - Frontier Oil Corporation (NYSE: FTO) today announced results for the quarter ended December 31, 2004. Fourth quarter earnings, excluding the impact of a $9.2 million (1) (after-tax) charge related to the Company’s early debt retirement, would have been approximately $9.5 million, or $0.34 per diluted share. Including this charge, Frontier reported net income of $239,000, or $0.01 per diluted share. Net income for the fourth quarter of 2003 was $4.1 million, or $0.15 per diluted share.

For the twelve months ended December 31, 2004, Frontier’s net income excluding the early debt retirement charge totaled $79.0 million, or $2.88 per diluted share, compared to net income of $3.2 million, or $0.12 per diluted share, for the twelve-month period in 2003. Including the early debt retirement charge, net income for the twelve-month period ended 2004 totaled $69.8 million, or $2.55 per diluted share.

The fourth quarter 2004 results benefited primarily from wide crude oil differentials and strong diesel crack spreads. Frontier’s light/heavy crude oil differential averaged $13.34 per barrel for the fourth quarter 2004, significantly higher than the average $7.66 per barrel in the same period of 2003. The WTI/WTS (sweet/sour) crude oil differential averaged $5.82 per barrel for the fourth quarter 2004, more than double the $2.71 per barrel average in the fourth quarter of 2003. The diesel crack spread improved to an average of $9.84 per barrel in the fourth quarter of 2004 compared to an average of $5.57 per barrel for the fourth quarter of 2003. The fourth quarter 2004 was negatively impacted by the gasoline crack spread averaging $3.71 per barrel in the fourth quarter 2004, compared to the $5.22 per barrel average earned in the same period of 2003.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “We are delighted with the fourth quarter and year-end 2004 results. Crude oil differentials continue to be a significant competitive advantage for Frontier and with the continued worldwide increase of heavy and sour crude oil production, we expect wide crude oil differentials for several years to come. The future bodes well for refiners like Frontier with complex plants that can process these lower cost feedstocks. Our outstanding 2004 results allowed us to accomplish two of our previously stated strategic goals, increasing our quarterly dividend as well as refinancing our long-term debt. In September of 2004 our Board of Directors increased our dividend from $0.20 to $0.24 annually and we hope to announce another increase in 2005. Also in the fourth quarter, we not only reduced our debt outstanding by more than $50 million, we also decreased our long-term interest rate to 6 ⅝%, which should lead to an approximate $10 million annual reduction in interest expense going forward.”

Frontier’s year-end cash balance was $124.4 million and the Company had no borrowings under its revolving credit facility. As of December 31, 2004, Frontier’s debt to total capitalization was 38.5% and net debt (debt minus cash) to total capitalization was 9.6%.

The fourth quarter 2004 results include an after-tax inventory loss of approximately $8.1 million, or $0.29 per diluted share, compared to a gain of $6.7 million, or $0.25 per diluted share, for the same period of 2003. The twelve months ended December 31, 2004 include an after-tax inventory gain of $19.8 million, or $0.72 per share, compared to a gain of $4.4 million, or $0.16 per share, for the twelve-month period ended December 31, 2003.

Conference Call

A conference call is scheduled for today, February 23, 2005, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 289-0746. For those individuals outside the United States, please call (913) 981-5573. A recorded replay of the call may be heard through March 9, 2005 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 7142683. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Twelve Months		Three Months
	December 31		December 31
	2004	2003	2004	2003
INCOME STATEMENT DATA ($000's except per share)
Revenues	$2,861,716	$2,170,503	$803,404	$542,943
Raw material, freight and other costs	2,432,461	1,860,795	712,610	459,394
Refining operating expenses, excluding depreciation	219,781	200,383	57,657	51,324
Selling and general expenses, excluding depreciation	29,893	19,890	8,972	4,964
Merger termination and legal costs	3,824	8,739	4	4,786
Operating income before depreciation	175,757	80,696	24,161	22,475
Depreciation and amortization	32,208	28,832	8,280	7,645
Operating income	143,549	51,864	15,881	14,830
Interest expense and other financing costs (1)	37,573	28,746	19,955	7,997
Interest income	(1,716)	(1,109)	(826)	(202)
Gain on involuntary conversion of assets	(4,411)	-	(3,817)	-
Merger financing termination costs, net	-	18,039	-	407
Provision for income taxes	42,339	2,956	330	2,526
Net income	$69,764	$3,232	$239	$4,102
Net income per diluted share	$2.55	$0.12	$0.01	$0.15
Average shares outstanding (000's)	27,401	26,991	27,707	27,068

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (2)	$180,168	$80,696	$27,978	$22,475
Cash flow before changes in working capital	139,280	19,917	15,058	(11,072)
Working capital changes	38,619	(25,922)	57,385	(24,250)
Net cash provided by (used in) operating activities	177,899	(6,005)	72,443	(35,322)
Net cash used in investing activities	(43,107)	(34,300)	(10,057)	(7,544)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	164,757	165,628	164,581	166,347
Gasoline yields	82,944	83,449	85,997	87,937
Diesel and jet fuel yields	53,093	53,156	54,898	53,059
Total sales	165,989	165,667	169,518	169,233

Refinery operating margins information ($ per bbl)
Refined products revenue	$47.27	$35.88	$51.41	$34.95
Raw material, freight and other costs	40.04	30.77	45.69	29.51
Refinery operating expenses, excluding depreciation	3.62	3.31	3.70	3.30
Refinery depreciation and amortization	0.53	0.47	0.58	0.49

Light/Heavy crude oil differential ($ per bbl)	$9.90	$7.10	$13.34	$7.66
WTI/WTS crude oil differential ($ per bbl)	3.74	2.68	5.82	2.71

BALANCE SHEET DATA ($000's)
Cash, including cash equivalents (a)	$124,389	$64,520
Working capital	97,261	38,621
Short-term and current debt (b)	-	45,750
Total long-term debt (c)	150,000	168,689
Shareholders’ equity (d)	240,113	169,277
Net debt to book capitalization (b+c-a)/(b+c-a+d)	9.6%	47.0%

(1) Interest expense and other financing costs for twelve months and three months ended December 31, 2004 includes $14.9 million ($9.2 million after-tax) in costs related to the redemption of 11 ¾% senior notes.

(2) Adjusted EBITDA represents income before interest expense, interest income, merger financing termination costs (includes both interest expense and income), income tax, and depreciation and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is presented here because it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s adjusted EBITDA for the twelve and three months ended December 31, 2004 and 2003 is reconciled to net income as follows:

	Twelve Months		Three Months
	December 31		December 31
	2004	2003	2004	2003
	(In thousands)
Net income	$69,764	$3,232	$239	$4,102
Add provision benefit for income taxes	42,339	2,956	330	2,526
Add interest expense and other financing costs	37,573	28,746	19,955	7,997
Subtract interest income	(1,716)	(1,109)	(826)	(202)
Add merger financing termination costs, net	-	18,039	-	407
Add depreciation and amortization	32,208	28,832	8,280	7,645
Adjusted EBITDA	$180,168	$80,696	$27,978	$22,475

*****